Back to Form 8-K
Exhibit 10.1
February 20, 2014

Thomas L. Tran
14638 Chatsworth Manor Circle
Tampa, Florida 33626

RE: Notice of Termination of Employment

Dear Tom:

As we discussed, your employment will be terminated with Comprehensive Health Management, Inc. and its affiliates, including your position as Senior Vice President and Chief Financial Officer of WellCare Health Plans, Inc. (the “Company”).

The Company appreciates your cooperation and agreement to continue to serve as the Company’s Senior Vice President and Chief Financial Officer while the Company conducts a search to recruit a successor Chief Financial Officer (the “Transition Period”). This letter agreement sets forth below the terms under which the Company proposes to retain you during the Transition Period, including your pay and receipt of severance benefits following your termination date, which will be effective upon the first to occur of the date a successor Chief Financial Officer commences employment with the Company or November 30, 2014 (the “Termination Date”). Regardless of your actual Termination Date, you will be paid your base salary through November 30, 2014.

You agree to work through the Transition Period, during which you will cooperate and assist with the transition of your duties, functions and responsibilities and continue to maintain established performance, productivity, and customer service standards appropriate to your position (the “obligations”). During the Transition Period, the Company reserves the right to assign you specific projects or work assignments commensurate with your experience level as determined in the sole discretion of the Company. In exchange, during the Transition Period the Company will continue to pay you your base salary as currently in effect and you also will continue to receive health benefits and participate in other applicable employee benefits plans. In addition, you will continue to vest in your equity awards, through the Termination Date, but in accordance with the terms of the applicable equity agreements, any unvested equity awards will terminate on the Termination Date.

Upon completion of the Transition Period, provided that you have performed your obligations at a satisfactory level, you will be entitled to a retention bonus in an amount of $1,000,000, less applicable withholdings (the “Retention Bonus”) and your employment will be considered terminated without “Cause” as such term is defined in the WellCare Health Plans, Inc. Executive Severance Plan (the “Severance Plan”). The severance pay and benefits are described in Section 5(a) of the Severance Plan (the “Severance Benefits”). The Retention Bonus and Severance Benefits would be paid in consideration for your execution and delivery within thirty (30) days after the Termination Date of a Waiver and Release Agreement in the form enclosed (the “Waiver”) without revocation, and contingent upon you abiding by the restrictive covenants in your Restrictive Covenants Agreement dated November 18, 2011 (copy enclosed). Accordingly, after the Termination Date, please execute and date the Waiver and return it to me no later than thirty (30) days after the Termination Date. The Severance Benefits would be paid in accordance with the terms of the Severance Plan. The Retention Bonus would be paid on the first payroll cycle following the expiration of the Waiver revocation period, subject to any payment delay required to comply with Internal Revenue Code Section 409A.

Upon the request of the Company, you will immediately resign as an officer and director of any and all affiliates of the Company, it being understood that, absent such a request, you will resign those positions effective no later than November 30, 2014, or upon any earlier termination of your employment.

The terms of this letter agreement, if not accepted, will expire on February 23, 2014.

Sincerely,

WellCare Health Plans, Inc.

By: /s/ Lisa Iglesias
Name: Lisa Iglesias
Title: Senior Vice President and General Counsel

AGREED AND ACCEPTED:

/s/ Thomas L. Tran	2/21/2014
Thomas L. Tran	Date